Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

AVITA THERAPEUTICS, INC.

ARTICLE I

Identification

SECTION 1.01. Name. The name of the Corporation is “Avita Therapeutics, Inc.” (the “Corporation”).

ARTICLE II

Purpose

SECTION 2.01. Purpose. The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE III

Capital Stock

SECTION 3.01. Amount. The total number of shares which the Corporation has authority to issue is 210,000,000 shares, consisting of: 10,000,000 shares designated as Preferred Stock, par value of $0.0001 per share (“Preferred Stock”), and 200,000,000 shares designated as Common Stock, par value of $0.0001 per share (“Common Stock”).

SECTION 3.02. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors (or any committee to which it may duly delegate the authority granted in this Article III) is hereby empowered to authorize the issuance from time to time of shares of Preferred Stock in one or more series, for such consideration and for such corporate purposes as the Board of Directors (or such committee thereof) may from time to time determine, and by filing a certificate (a “Preferred Stock Designation”) pursuant to applicable law of the State of Delaware, as it presently exists or may hereafter be amended, to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights, and preferences of the shares of each such series, and the qualifications, limitations, and restrictions thereof to the fullest extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting powers (if any), dividend rights, dissolution rights, conversion rights, exchange rights, and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock. Each series of Preferred Stock shall be distinctly designated. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

SECTION 3.03. Common Stock.

(A) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Certificate of Incorporation, and subject to the rights of the holders of Preferred Stock, at any annual or special meeting of the stockholders the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters submitted to a vote of the stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional, or other special rights (including, without limitation, voting rights), or to qualifications, limitations, or restrictions thereon, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one more other such series, to vote thereon pursuant to this Certificate of Incorporation (including, without limitation, by any Preferred Stock Designation or pursuant to the DGCL.

(B) Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property, or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(C) In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

(D) The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation or any Preferred Stock Designation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE IV

Directors

SECTION 4.01. Management of the Corporation. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

SECTION 4.02. Number. The number of directors of the Corporation shall be determined exclusively by resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” means the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

SECTION 4.03. Election of Directors. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Directors need not be stockholders of the Corporation. Unless required by the Bylaws, the election of the Board of Directors need not be by written ballot.

SECTION 4.04. Vacancies and Newly Created Directorships. Any vacancy in the Board of Directors or newly created directorship, however occurring, including a newly created directorship resulting from an enlargement of the Board of Directors, may be filled only by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

SECTION 4.05. Amendment of the Bylaws by the Board. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE V

Indemnification

SECTION 5.01. Right to Indemnification and Advancement. The Corporation shall indemnify (and advance expenses to) its officers and directors to the fullest extent permitted by the DGCL, as amended from time to time; provided, however, except as otherwise provided in the Bylaws, the Corporation shall not be required to indemnify a director or officer in connection with a proceeding (or part thereof) commenced by such person unless the commencement of such proceeding (or part thereof) by such director or officer was authorized in the specific case by the Board of Directors of the Corporation.

ARTICLE VI

Director Liability

SECTION 6.01. Exculpation. A director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any amendment or modification or repeal of the foregoing sentence or of the DGCL shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification, or repeal. If the DGCL hereafter is amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DGCL.

ARTICLE VII

Registered Agent and Registered Office

SECTION 7.01. Registered Agent and Office. The name and address of the registered agent at the Corporation’s registered office are:

Corporate Creations Networks Inc., 3411 Silverside Road, Tatnall Building, Suite 104, Wilmington, New Castle County, Delaware, 19808.

SECTION 7.02. Incorporator. The name and mailing address of the incorporator of the Corporation is:

David J. McIntyre,

Avita Medical Limited Level 7,

330 Collins Street

Melbourne VIC 3000 Australia

ARTICLE VIII

Quorum Requirement

SECTION 8.01. Quorum. The holders representing a majority of the combined voting power of the capital stock issued and outstanding and entitled to vote at a meeting, present in person or represented by proxy, shall constitute a quorum.

ARTICLE IX

Cumulative Voting

SECTION 9.01. No Cumulative Voting. No holder of any shares of any class of stock of the Corporation shall be entitled to cumulative voting rights in any circumstances.

ARTICLE X

Advance Notice of Stockholder Action and Business

SECTION 10.01. Advance Notice of Stockholder Action and Business. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation..

ARTICLE XI

Venue

SECTION 11.01. Venue for Internal Corporate Claims. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for all “internal corporate claims.” “Internal corporate claims” mean claims, including claims in the right of the Corporation, (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which Title 8 of the Delaware Code confers jurisdiction upon the Court of Chancery, except for, as to each of (i) through (ii) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction; provided, however, if (and only if) the Court of Chancery declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Litigation Division) shall be the sole and exclusive forum for all internal corporate claims unless the Corporation consents in writing to the selection of an alternative forum; provided, however, if (and only if) the Superior Court of the State of Delaware (Complex Commercial Litigation Division) declines to accept jurisdiction over a particular matter, the U.S. District Court for the District of Delaware shall be the sole and exclusive forum for all internal corporate claims unless the Corporation consents in writing to the selection of an alternative forum. If any provision of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

SECTION 11.02. Venue for Claims Under the Securities Act. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.02.

ARTICLE XII

Supermajority Provisions

SECTION 12.01. Amendments to Bylaws by Stockholders. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation or any Preferred Stock Designation, the amendment of the Bylaws by the Corporation’s stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware and in pursuance of the General Corporation Law of the State of Delaware, does make and file this Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this on this 17th day of April, 2020.

By:	/s/ David J. McIntyre
Name:	David J. McIntyre
Title:	Incorporator